Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
April 27, 2017	TRADED: Nasdaq

LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
COLUMBUS, Ohio, April 27 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s third fiscal quarter ended March 31, 2017. Highlights for the quarter are as follows:

•	Total net sales increased 2.1% to a third quarter record $293.8 million versus $287.8 million last year.

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In the retail channel, excluding contributions from the Angelic Bakehouse business acquired in November 2016, net sales were up 0.8%. New York BRAND® Bakery frozen garlic toast products and Reames® frozen noodles performed well, but retail growth was slowed by the anticipated shift of some Easter holiday sales into the fiscal fourth quarter and ongoing heightened competition in the refrigerated dressings category. Coupon expense was lower, due in part to the timing of Easter promotions, while retail trade spending and product placement costs were comparable to the prior-year quarter.

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Net sales in the foodservice channel overcame the impact of both deflationary pricing from lower egg costs and our targeted business rationalization efforts to post a 1.3% increase as sales volumes to certain national chain restaurant customers improved.

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Operating income decreased from $43.9 million to $22.0 million. Excluding the pre-tax charge of $17.6 million resulting from the company’s withdrawal from an underfunded multiemployer pension plan as detailed in the company’s 8-K filing issued on January 24, 2017, operating income declined 9.8% from $43.9 million to $39.6 million. Despite the higher sales volume, the $1.0 million decrease in gross profit primarily reflects the net impact of deflationary foodservice pricing. The $3.3 million rise in selling, general and administrative expenses was driven by recent investments in additional personnel and business initiatives to support future growth, and increased amortization expense and other recurring non-cash charges attributed to the Angelic Bakehouse business that was acquired in November 2016. These costs were offset in part by a lower level of spend for consumer promotions.

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Including the costs resulting from the company’s withdrawal from the underfunded multiemployer pension plan, net income was $14.5 million or $.53 per diluted share compared to $29.0 million or $1.06 per diluted share last year. The estimated impact of the pension costs on net income was $11.5 million or $.42 per diluted share.

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The regular quarterly cash dividend paid on March 31, 2017 was continued at the higher amount of $.55 per share set in November 2016. The company’s balance sheet remained debt free on March 31, 2017 with $124.8 million in cash and equivalents.

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For the nine months ended March 31, 2017, net sales increased to $912.0 million compared to $906.6 million a year ago. Including the costs resulting from the company’s withdrawal from the underfunded multiemployer pension plan, net income for the nine-month period totaled $86.8 million, or $3.16 per diluted share versus the prior-year amount of $91.1 million, or $3.32 per diluted share.
Chairman and CEO John B. Gerlach, Jr. commented, “We were encouraged by the sales growth in the foodservice channel and the positive contributions from select areas within retail as well. Looking forward to the final quarter of our fiscal year, commodity costs are expected to swing slightly unfavorable from a generally flat third quarter. We also foresee a diminishing level of deflationary pricing in the foodservice channel and anticipate retail sales volumes to benefit modestly from this year’s later Easter holiday.”
Conference Call on the Web
The company’s third quarter conference call is scheduled for this morning, April 27, at 10:00 a.m. ET. You may access a live webcast of the call via the link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the ability to successfully integrate the acquisition of Angelic Bakehouse, Inc. and subsequently grow the business;

•	price and product competition;

•	fluctuations in the cost and availability of ingredients and packaging;

•	the reaction of customers or consumers to the effect of price increases we may implement;

•	the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;

•	the potential for loss of larger programs or key customer relationships;

•	the impact of customer store brands on our branded retail volumes;

•	the effect of consolidation of customers within key market channels;

•	the success and cost of new product development efforts;

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•	the lack of market acceptance of new products;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	maintenance of competitive position with respect to other manufacturers;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	dependence on contract manufacturers;

•	efficiencies in plant operations;

•	stability of labor relations;

•	the outcome of any litigation or arbitration;

•	the impact, if any, of certain contingent liabilities associated with our withdrawal from a multiemployer pension plan;

•	the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs;

•	the extent to which future business acquisitions are completed and acceptably integrated;

•	dependence on key personnel and changes in key personnel;

•	changes in estimates in critical accounting judgments; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Net sales	$293,834	$287,765	$911,968	$906,619
Cost of sales	221,929	214,841	665,690	682,134
Gross profit	71,905	72,924	246,278	224,485
Selling, general & administrative expenses	32,253	28,980	96,514	86,538
Multiemployer pension settlement and related costs	17,639	—	17,639	—
Operating income	22,013	43,944	132,125	137,947
Other, net	144	125	437	42
Income before income taxes	22,157	44,069	132,562	137,989
Taxes based on income	7,686	15,058	45,735	46,839
Net income	$14,471	$29,011	$86,827	$91,150

Net income per common share: (a)
Basic	$0.53	$1.06	$3.17	$3.33
Diluted	$0.53	$1.06	$3.16	$3.32

Cash dividends per common share	$0.55	$0.50	$1.60	$6.46

Weighted average common shares outstanding:
Basic	27,379	27,338	27,369	27,329
Diluted	27,442	27,376	27,438	27,365

(a)Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016

NET SALES - Specialty Foods	$293,834	$287,765	$911,968	$906,619

OPERATING INCOME
Specialty Foods	$25,080	$46,476	$141,957	$146,866
Corporate expenses	(3,067)	(2,532)	(9,832)	(8,919)
Total Operating Income	$22,013	$43,944	$132,125	$137,947

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2017	June 30, 2016
ASSETS
Current assets:
Cash and equivalents	$124,751	$118,080
Receivables – net of allowance for doubtful accounts	75,056	66,006
Inventories	79,634	76,097
Other current assets	15,881	7,644
Total current assets	295,322	267,827
Net property, plant and equipment	180,439	169,595
Other assets	236,248	197,310
Total assets	$712,009	$634,732

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,840	$39,931
Accrued liabilities	50,470	33,072
Total current liabilities	92,310	73,003
Other noncurrent liabilities and deferred income taxes	60,519	48,131
Shareholders’ equity	559,180	513,598
Total liabilities and shareholders’ equity	$712,009	$634,732

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